February 4, 1998


Mr. J. Robert Philpott, Jr.
Director
Pluma, Inc.
c/o Philpott, Ball & Company
212 S. Tryon Street, Suite 1050
Charlotte, NC  28281

Subject:  Organizational Assessment for Pluma, Inc., Phase II

Dear Bob:

This letter serves as the engagement letter for an Organizational Assessment to be conducted for Pluma, Inc. ("Pluma") by Norelli & Company ("Norelli"). This assessment, hereafter referred to as "Phase II", is to be conducted concurrently with the Organizational Assessment being conducted pursuant to the engagement letter dated December 29, 1997. Norelli accepts the engagement based on the understanding that Pluma, Inc. is the client. For the purposes of this engagement, we will report to you in your capacity as the individual designated by the Board of Directors of Pluma, Inc. as the liaison between Pluma and Norelli.

OBJECTIVE OF PLUMA'S BOARD
--------------------------

The Board's objective is to identify the fundamental business, organizational, and systems problems that have caused unexpected earnings surprises such as those in the 4th quarter of 1997. Once the problems have been identified, the Board would like assistance in designing and implementing solutions to the problems.

SCOPE OF NORELLI'S ACTIVITIES
-----------------------------

To assist the Board in accomplishing its objective, Norelli expects to conduct certain tasks as outlined below:

o analyze the 4th quarter variance from plan to determine the amounts attributable to specific causes and/or events;

o analyze the lines of authority and responsibility for coordinating sales and manufacturing activities;


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                                                     Mr. J. Robert Philpott, Jr.
                                                            Engagement Letter
                                                             February 4, 1998
                                                                      Page 2




o analyze the product mix and other assumptions behind the standard cost system;

o chart the process and cycle times associated with each step required to produce and deliver a garment to the customer;

o become familiar with the capabilities of the SAP system and assess the reasonableness of management's expectations for the new system;

o conduct an assessment of the SAP installation process and progress toward full functionality;

o present our findings tot he Board along with recommendations on how to address the problems that we have identified.

NORELLI STAFF TIMING AND PROFESSIONAL FEE
-----------------------------------------

The Norelli team for this engagement will include me, John A. Magee, Senior Vice President, and Mason Elder, Senior Research Analyst. John will serve as the project manager and he will conduct all of the interviews in the information gathering phase of the project. Mason will focus primarily on our analysis of the SAP project, both its current status and on what the system can be expected to provide once it is installed. We estimate that our professional fee for the engagement will be Thirty Five Thousand Dollars ($35,000.00). The estimate includes Five Thousand Dollars ($5,000.00) for an independent systems consulting firm to assist us in analyzing the installation of the SAP system and the reasonableness of management's expectations for the new SAP system.

We anticipate that we will have a preliminary report for you by the middle of March. However, the nature of this engagement is such that we can not predict in advance exactly what we will find. The information gathering phase of the project may require more than the fifteen interviews we have estimated. Also, the time required to identify the relevant issues and develop recommendations will depend in part on what the issues are. As a result, it may take longer to deliver a final report. Likewise, our estimate of the professional fee is not intended to be a guaranteed maximum price for the work on Phase II. However, we will not go beyond $30,000 without advising you of your progress and obtaining authorization to proceed further. Out-of- pocket expenses will be billed at cost. Our normal terms include progress billings each month for work completed during the month.

                                                    Mr. J. Robert Philpott, Jr.
                                                           Engagement Letter
                                                            February 4, 1998
                                                                      Page 3


If the terms of this proposal are acceptable to you, please so indicate by signing below and returning a copy of this letter to me. We look forward to your favorable reply.

Sincerely,



Ronald A. Norelli
President


Accepted on Behalf of Pluma, Inc. by:


------------------------------                     -----------------
J. Robert Philpott, Jr.                                   Date
Director